Exhibit 10.1

BLUE RIDGE PAPER PRODUCTS INC.

ANNUAL PERFORMANCE and SALES INCENTIVE PLAN

(Participant Name)

TARGET INCENTIVE (% OF BASE SALARY):  %

PAYOUT PERIOD (check appropriate boxes):

☐            QUARTERLY

☐            SEMI-ANNUAL

☐            ANNUAL

JANUARY 1, 2006 THROUGH DECEMBER 31, 2006

This document contains confidential information for use only within Blue Ridge Paper Products Inc. The reproduction or distribution of this document, either electronically or in hard copy, without the prior approval of the Vice-President of Human Resources of Blue Ridge Paper Products Inc. is strictly prohibited.

PURPOSE

The Annual Performance Incentive Plan (PIP Plan) and Sales Incentive Plan (SIP) is designed to provide incentive compensation to individuals who make an important contribution to the Company’s performance. Specific Plan objectives are to:

1)              Reward selected individuals for enhancing shareholder value by creating a strong linkage of pay to performance, and achievement of Company and business objectives;

2)              Attract, motivate and retain highly talented and competent individuals by providing a competitive range of performance based payout opportunities; and

3)              Provide significant financial award potential for achieving outstanding performance.

The Blue Ridge PIP/SIP Plan is an integral part of each participants total compensation package, and when combined with base salary, results in incentive opportunities that are an important component of your total compensation and benefits package.

GENERAL PLAN DESCRIPTION

The Plan provides the opportunity for selected individuals to receive cash awards based on achievement of significant goals and objectives during the relevant period that are aligned with overall corporate goals and objectives. Incentive award opportunities are expressed as a percent of base salary and may be earned by a Participant provided the Participant achieves the agreed upon goals and objectives within the relevant time frame, subject to Plan Administration guidelines herein.

At the beginning of, or during, the Plan year, certain key employees may be selected to participate in the Plan. Participation in the Plan is subject to approval by the CEO. Such approval must be obtained prior to offering the opportunity to participate in the Plan to any employee or applicant for employment.

Each participant will be informed of his/her target incentive award, expressed as a percent of salary, and the individual and their immediate supervisor will agree upon the goals and objectives for that individual to achieve in the relevant period, whether those be quarterly, semi-annual or annual, or a combination of each. Within ninety (90) days of the beginning of each calendar year, an “Award Grid” for the relevant year will be published.

For the year 2006, the Award Grid will be based on the Company’s EBITDA performance in the relevant period. The grid will be used to determine the payout multiple for which participants are eligible during the relevant time period. Attached to this document are the relevant Award Grids for 2006.

PLAN DESIGN AND OPERATION

Corporate Officers will recommend to the CEO and VP-Human Resources (HR), those positions, and incumbents in those positions, within their respective business units, that have a significant impact on the operating success of their organization. Factors such as salary grade, level of financial responsibility, ability to impact results, ability to establish objectively measurable goals for the position, etc. will be considered in making those recommendations. The final decision as to whether a particular individual will be selected as a Plan Participant resides with the CEO and VP-HR. Once selected, employees will be notified in writing of their selection as a participant in the Plan.

I.                                         Prior to the beginning of the relevant period.

Prior to, or as soon as possible after the beginning of the relevant period, each Participant will, with the approval of his/her immediate supervisor, establish performance objectives and goals that warrant incentive compensation. Such goals and objectives should be specific, measurable, achievable in the requisite time frame, and require effort above and beyond that required for the individual to perform the essential functions of the position.  Personal professional goals, such as career development activities are not to be included in this program.

Goals and objectives established under the Plan shall be in alignment with overall Company and business unit, goals and objectives, and will include performance in variables and measures such as SAFETY, Quality, Cost, Productivity, Sales Volume, etc., as appropriate.

Continuous improvement activities, such as 6 Sigma, Lean Manufacturing, or EBITDA Enhancement project projects should also be considered. Such goals and objectives should be essentially within the ability of the individual to influence the achievement of those goals.

Each agreed upon goal should be assigned a relative weighting for the period, and the sum of the weighting of all goals/objectives will equal 100%. This should be communicated with the Participant at the beginning of the period.

II.                                     At the conclusion of the relevant period.

Each supervisor of a Participant will review whether such goals and objectives were achieved at the conclusion of the relevant time frame, and evaluate the effectiveness of the individual’s achievement of those goals, using the following rating scale (refer to Incentive Award Grid attachment):

4.               Outstanding— the individual’s results demonstrably exceed the Superior level with performance exceeding all goals and expectations. Achieving this level of performance requires significant “stretch”.

3.               Superior—the accomplishment of goals for the period with as good or better than expected results, and generally requires considerable effort above and beyond the completion of essential functions of the position. Most goals are met or surpassed.

2.               Acceptable—performance demonstrates progress relative to goals in the short term and on a year-to-year comparative basis, but still falls below the Superior level. Performance at level requiring little “stretch.”

1.               Marginal—performance judged minimally acceptable in the short term, is unacceptable in the longer-term and requires corrective action. Overall performance at this level results in no payout.

A Sample Payout Calculation is attached to aid you in calculating the payout for an individual Participant.

Incentive Awards will normally be distributed as soon as practical following the end of the relevant time frame, which is either quarterly, semi-annually or annually. Such time depends on the filing of Company results with the SEC, and determination of whether the Company’s financial performance justifies the payment of incentive awards for that time frame.

PLAN ADMINISTRATION

The Plan shall be administered jointly by the VP-HR and the CEO, whose decisions are final. The VP-HR will be responsible for the administrative procedures governing the Plan, including ensuring that each Participant is informed and understands the operation of the Plan and their individual responsibilities under the Plan. Each Corporate Officer shall submit appropriate documentation to the CEO reflecting the proposed incentive award for the eligible participants in their respective business units. Such documentation will include the proposed payout for each individual and be signed by the responsible Corporate Officer confirming that each Participant did in fact earn the proposed incentive award.

The following administrative procedures govern the operation of the Plan:

1. All individual payouts are subject to approval by the CEO.

2. Incentive awards will be made in cash, by separate check, with applicable payroll deductions.

3. A new Participant who begins participation during the Incentive Year may be eligible for a pro-rata incentive award from the date of entry into the Plan, provided such participation is for at least one calendar quarter.

4. In case of death, total disability or retirement under a BRPP retirement plan, a pro-rata incentive award can be made.

5. A Participant who is terminated and who subsequently received severance pay under a BRPP severance plan may be eligible for a pro-rata incentive award. Management will determine the amount of the pro-rata incentive award based upon the facts and circumstances related to the participant’s termination as well as the amount of time actively employed during the Incentive period.

6. Any Participant who resigns or is terminated during the relevant Incentive period (except as provided above), or prior to the payment of awards for that period, will not be entitled to any incentive award attributable to that Incentive period.

7. Any Participant who violates the Company’s Code of Conduct shall forfeit any claim to unpaid Incentive award(s).

8. BRPP reserves the right to offset any funds to which it has a “claim of right” from any incentive award due a terminating or terminated Participant.

9. Nothing herein shall be construed as an agreement or commitment to employ any Participant or to employ a Participant for any fixed period of time, or constitute a commitment by BRPP that any Participant will continue to receive an incentive award or will continue as a Participant in the Plan. No Participant or his/her legal representatives, beneficiaries, or heirs will have any right or interest in the Plan or in its continuance, or in the Participant’s continued participation in the Plan.

10. BRPP reserves the right to amend or terminate the Plan at any time, without prior notice to any Participant.

11. Incentive Awards will normally be distributed as soon as practical following the end of the relevant time frame, which is either quarterly, semi-annually or annually.

DEFINITIONS

1. Base Salary—shall mean base salary, including overtime (if applicable) earned by the Participant during the relevant Plan time frame, and shall not include premiums, allowances, expense reimbursements, commissions, incentives, notice, severance, or termination pay.

2. EBITDA—Earnings Before Interest, Taxes, Depreciation, and Amortization.

3. Exclusions means the automatic exclusion of the following from relevant financial data for purposes of measuring corporate performance:

•                  Extraordinary or unusual charges (GAAP definition)

•                  Changes in generally accepted accounting (GAAP) principles

•                  Gains or losses from discontinued operations (GAAP) definition

•                  Restructuring charges

•                  Any other extraordinary or unusual changes that are quantified and identified separately on the face of the Income Statement for the relevant time frame.

4. Relevant period—shall mean the time frame during which Participant’s goals and accomplishments of same are measured for the purposes of determining whether an incentive award has been earned and can be recommended. There are 3 relevant time frames:

•                  Quarterly

•                  Semi-Annual

•                  Annual

Supervisors and Participant’s may agree to have goals established to be accomplished in various time frames during the year. In such cases, the Supervisor must calculate earned payouts for the relevant time frame by utilizing the appropriate payout grid.

5. Participant in the Plan shall mean any individual designated by Corporate Officers of the Company and approved by the CEO.

6. Total Disability is as defined under the BRPP Long Term Disability (LTD) Plan.

Sample calculation of an incentive award

Assumptions:  Participant’s base salary is $50,000 and he/she is in 10% target incentive category, and has 4 goals to accomplish during the 1st quarter and EBITDA for the quarter is less than $7.0 million. NOTE: The same methodology applies to semi-annual, or annual goals. Be sure to use the correct payout calculation grid.

Step 1: Rate the Participant’s performance against each goal for that period, using the rating definitions in Section II of the Plan, and weight each goal relative to its importance/impact in the period:

Goal #1: Rating =  “3.0”, with 20% weight =     .6

Goal #2: Rating =  “2.5”, with 20% weight =     .5

Goal #3: Rating =  “3.5”, with 30% weight = 1.05

Goal #4: Rating =  “2.5”, with 30% weight =   .75

100%

Overall rating = sum of individual ratings   =  2.9

Step 2. Refer to the appropriate PIP Grid for that Participant, which is either quarterly, semi-annual, or annual.

Step 3. The percent payout for the rating earned by the individual in this example is 1.50%.
(2.9 rating, with <$7.0M EBITDA, 1st Qtr. = 1.50% payout.)

Step 4. Multiply the % Payout times the individual’s annual salary and that will be the dollar amount of the Participant’s payout for that period. Here’s the payout for the individual in the example:  1.50% X $50,000 = $750.

Please comply with the following Acknowledgement and return it (hard copy) promptly to the Vice President-Human Resources at the following address:

Darrell Douglas

VP-Human Resources

41 Main Street

Canton, NC 28716

ACKNOWLEDGEMENT

By signing below, you acknowledge that you have read and fully understand the foregoing Blue Ridge Paper Products Inc. Annual Performance and Sales Incentive Plan, including the administrative procedures governing the Plan. You further acknowledge that you are in agreement with and accept all of the terms, conditions, and provisions contained herein.

Name (Printed): _______________________________________

Name (signature): _____________________________________

Date: _______________________________________________